Form SB-2A for AMERICAN ACCESS TECHNOLOGIES INC filed on MARCH 11, 1999

                                FILE NO.333.68791

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 2

                                   FORM SB-2A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                        AMERICAN ACCESS TECHNOLOGIES INC.
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                 (Name of small business issuer in its charter)

          Florida                        3661                    59-3410234
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(State of Incorporation) (Primary Standard Industrial (IRS Employer I.D. Number)
                             Classification Number)


  238 N. Westmonte Drive, Suite 210, Altamonte Springs FL 32714 (407) 865-7696
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          (Address and telephone number of principal executive offices)
         238 N. Westmonte Drive, Suite 210, Altamonte Springs, FL 32714
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                    (Address of principal place of business)
                            Victor Murray, President
                       American Access Technologies, Inc.
                        238 N. Westmonte Drive, Suite 210
                           Altamonte Springs, FL 32714
                                 (407) 865-7696
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            (Name, address and telephone number of agent for service)
                                   Copies to;
                           Joel Bernstein, Esq., P.A.
                            11900 Biscayne Blvd. #604
                                 Miami, FL 33181
                                 (305) 892-1122
                               Fax:(305) 892-0822


            Approximate date of proposed commencement of sale to the
                public: From time to time after the Registration
              Statement becomes effective. If any of the securities
                     being registered on this form are to be
     offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


                                          CALCULATION OF REGISTRATION FEE

=======================================================================================================================
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Title of each class of       Amount of shares to   Proposed maximum offer   Proposed maximum          Amount of
securities to be registered  be registered         price per unit (1)       aggregate offering price  registration fee
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Common stock                 588,235               $20.50                   $12,058,817               $7,900.00
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(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on February 9, 1999.

            American Access hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.




           (LOGO)                                                                                 Public Offering
                                                                                                      Prospectus


                                                588,235 shares of common stock


------------------------------------               American Access designs, manufactures, and markets products used to assist in
American Access Technologies, Inc.              wiring buildings for telecommunications services. Our products make it easier to
238 Westmonte Drive, Suite 210                  add and change telephone, fax, and computer systems that are keeping pace with
Altamonte Springs, Florida 32714                advancing technology.
------------------------------------               Our subsidiary, Omega Metals, Inc., manufactures custom sheet metal products, primarily for the telecommunications industry.
                                                   American Access common stock is traded on the OTC Electronic Bulletin Board under the symbol AATK. On February 9, 1999, the closing bid quotation for the common stock was $20.50 per share.
                                                   The shares for this offering are being sold by the selling security holders named under Plan of Distribution Selling Security Holders. American Access will not receive any of the proceeds from the shares of common stock sold by the selling security holders.


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Our ZCTC-RF 0822 Floor Unit
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Investing in the common stock involves a high degree of risk. You should consider carefully the risk factors beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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                                  March 11, 1999

PROSPECTUS SUMMARY

            You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

The offering

    -----------------------------------------------------------------------------------------------------------------
    Common Stock offered by selling security holders                                                  588,235 shares
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    Common stock to be outstanding if all of the above shares are sold (but not including 570,000 shares which may be purchased on exercise of
    outstanding warrants at $8.00 per share and 100,000 shares which may be                           3,844,705
    purchased on exercise of outstanding warrants at $25.00 per share.)                               shares
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Our company

            American Access develops and sells products that place telecommunications equipment in office buildings, hospitals, convention centers, schools, and any building in need of an efficient system to route information. Our first product, called a zone cabling termination cabinet, was introduced in January 1997. This product is a cabinet in which telecommunications equipment may be mounted. Cables and wires that allow computers, telephones and fax machines to work are also plugged into this cabinet.

            In November 1998, we acquired Omega Metals, Inc. This company is a sheet metal fabrication and assembly plant that manufactures products for American Access and for other companies, primarily in the telecommunications industry.

Our markets and customers

            The telecommunications industry is rapidly expanding as new technology is introduced. The Internet allows a computer user to retrieve information sent through cables from different locations. Office computers are linked into a network by cables and wires so workers can use their own equipment to view and contribute to co-workers' projects. Telephone systems carry the sound of your voice through wires and cables. Our product makes it easier to install in buildings the cables, wires and equipment needed for people to communicate today. And as telecommunications technology continues to advance, we make it easier to change existing systems that are advancing with it.

            We distribute our products through resellers who generally sell our products along with other products used to install a telecommunications system.

Our strategies

            Our objective is to become a leading supplier of telecommunications cabling system components. Principal elements of our strategy include the following:
o         Pursue large customers directly and through our reseller relationship.
o         Introduce new products on a timely basis.


RISK FACTORS

            Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any of our common stock. Except for historical information, the information in this prospectus and in our SEC reports contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

We have a short operating history

            We were incorporated in October 1996 and have a limited operating history from which to evaluate our business and prospects. Our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of a business. We have only owned Omega Metals since we acquired it in November 1998.

Our products may not be commercially successful

            To date, we have only sold limited amounts of our products in the commercial marketplace. To be successful, we will have to sell more of our products. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our products over the traditional way of cabling telecommunications products. Our competitors could introduce products that are more economical to use, or that have better features, making them more attractive to buyers.

Our markets are highly competitive

            The markets for our products are highly competitive and subject to rapid change. These markets are sensitive to the introduction of new products and the enhancement of existing ones. Industry participants also aggressively market their products.

            Competitors may be developing technologies or products which may be similar or superior to ours. These competitors may have a better ability to market their products.

            In order to effectively compete, we need to make our business grow . By generating greater revenues, we will have the resources to develop new products in response to new technology. We will be able to meet customer demands, and to sell products in a broad distribution channel. We cannot assure that we will be able to grow sufficiently to compete effectively in this marketplace.

Operating losses

            Our expenses are currently greater than our revenues. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will operate profitably.

Dependence on key management

            We only have a few key officers and directors. If any of them should leave our company, this could have an adverse effect on our business and prospects.

Competitors may copy our products

            Although we have received patents in the United States on aspects of our products, competitors may not be prevented from developing products substantially equivalent to ours. Patent litigation entails high costs and can take a long time. Therefore, our patent position may not prevent competition.

Additional shares could depress our stock price

            If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding warrants and the conversion of our convertible preferred stock into common stock) in the public market, the market price of our common stock could fall.

Conversion of preferred stock

            We issued 50,000 shares of Series A 10% convertible preferred stock. Each share is convertible into common stock. The number of shares of common stock that may be issued upon conversion of the convertible preferred stock depends upon the market price of our common stock at the time of the conversion. The following table shows the number of shares of common stock that could be issued upon conversion of the 50,000 shares of the convertible preferred stock at the following assumed market price of the common stock:

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          Market Price of Common Stock            Number of Shares of Common Stock
                                                  Issued on Conversion
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          $21.25 or above                            294.118
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          $20.00                                     312,500
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          $18.00                                     347,222
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          $16.00                                     390,625
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          $14.00                                     446,429
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          $10.00                                     625,000
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          $ 5.00                                   1,250,000
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            Based on the market price of our common stock on February 4, 1999, the following table shows how many shares of our common stock would be outstanding if all of the convertible preferred stock was converted into common stock and all of the outstanding warrants were converted into common stock and the percentage of the total shares of common stock which would be represented:

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          Class of Holder                         No. of Shares of Common Stock         Percentage of Total
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          Current Common Stock                    3,256,470                               77.16%
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          $8.00 Warrants                             570,000                              13.51%
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          $25.00 Warrants                            100,000                               2.37%
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          Convertible Preferred Stock                294,118                               6.97%
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          TOTAL                                    4,220,588                              100.0%
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The following table shows the percentage of total outstanding common stock that would be owned by the convertible preferred stockholders if their stock was converted as indicated:

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               Market Price               Percent of Total
               ---------------------------------------------------
               $21.25 or above                 6.97%
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               $20.00                          7.37%
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               $18.00                          8.12%
               ---------------------------------------------------
               $16.00                          9.05%
               ---------------------------------------------------
               $14.00                          10.21%
               ---------------------------------------------------
               $10.00                          13.73%
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               $ 5.00                          24.15%
               ---------------------------------------------------

            Accordingly, the lower the market price of American Access common stock at the time a preferred stockholder converts, the more common stock he gets. Conversion and resale of such additional common stock may reduce the prevailing market price of our common stock and, as a result, additional conversions of preferred stock could result in even greater shares of common stock being issued, the sale of which could further depress the market price of our common stock.

Short sales could be encouraged

            If more shares of common stock are issued the lower the market price of our common stock drops, then short sales by holders of the convertible preferred stock and by others could be encouraged . Short sales would result in further downward pressure on the market price of our common stock.

Substantial dilution due to increase in number of shares of common stock outstanding.

            If lower price of the common stock results in substantial issue of additional shares as a result of conversion of preferred stock into common stock, the interest of holders of common stock would be subject to substantial dilution.

Potential lack of liquidity

            Our common stock trades on the OTC Electronic Bulletin Board. Stocks trading on the OTC Electronic Bulletin Board generally attract a smaller number of market makes and a less active public market, and may be subject to significant volatility. It is more difficult to sell stock on the OTC Electronic Bulletin Board.


USE OF PROCEEDS

            The shares being sold with this prospectus are being sold by selling security holders. American Access will not receive the proceeds of any sales.

MARKET FOR SECURITIES

            American Access' common stock is traded in the over-the-counter market and is included in the NASD Electronic Bulletin Board under the symbol AATK. Trading began on August 15, 1997.


            The following is the range of high and low bid prices for the company's common stock for the periods indicated:

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                                                            High                       Low
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     August 15, 1997 through September 30, 1997            $ 7.625                    $ 2.50
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     October 1, 1997 through December 31, 1997             $12.00                     $ 7.20
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     January 1, 1998 through March 31, 1998                $12.25                     $11.00
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     April 1, 1998 through June 30, 1998                   $18.50                     $12.25
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     July 1, 1998 through September 30, 1998               $21.50                     $19.00
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     October 1, 1998 through December 31, 1998             $20.50                     $17.75
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     January 1, 1999 through February 28, 1999             $21.625                   $18.875
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            The above represents inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions. About 622 investors were record holders of American Access common stock on February 4, 1999.

RECENT TRANSACTIONS

            During October-December 1998 the company issued 50,000 shares of 10% Series A Senior Convertible Preferred Stock with net proceeds of approximately $4,262,180.

            On November 11, 1998 the company issued 226,470 shares of common stock in exchange for all the issued common stock of Omega Metals, Inc.

DIVIDEND POLICY

             American Access has not paid any dividends on its common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

            American Access was formed in October 1996 to acquire the assets of Vic Murray and Associates, Inc.. The purchase of VMA was to obtain the pending patent for the Zone Cabling Termination Cabinet, the product that the company has since developed and marketed.

            Shortly after acquiring it, American Access discontinued the operations and business activities of VMA, a manufacturer's representative of various products. Today, we develop, design, and manufacture products for the telecommunications industry. Our cabling cabinets store and efficiently distribute the wiring and cables for computer, telephone, and television systems installed in office buildings, hospitals, schools, convention centers, and any building that needs an efficient system to route information.

             In November 1998, American Access acquired Omega Metals, Inc., a precision sheet metal fabrication operation, which has and will continue to provide product prototyping, manufacturing, assembling and packaging operations to the company. Omega operates as a wholly owned subsidiary with sales and manufacturing intact. The company for $80,000 has acquired six acres adjacent to Omega's north Florida site for a plant expansion of 30,000 sq. ft. The capital cost to complete this expansion will be funded from cash flows and working capital.

            In October and November 1998, American Access issued 50,000 shares of Series A 10% senior convertible preferred stock with net proceeds of $4,262,180. The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements of the company, included elsewhere in this prospectus.


RESULTS OF OPERATIONS

Revenues

         Revenues for the year ended December 31, 1998 increased by $579,693 to $4,936,204 as compared to $4,356,511 for the year ended December 31, 1997. The major increase was a result of additional sales of zone cable termination cabinets of $360,464.

Costs and expenses

         Direct costs for the year ended December 31, 1998 represented 45.7% of revenues. For the year ended December 31, 1997 these costs represented 51.3% of revenues.

         Compensation and related benefits expenses for the year ended December 31, 1998 amounted to $1,415,473, which was an increase of $546,958 from the December 31, 1997 totals of $868,515. The former owner of Omega Metals, Inc., was paid a year-end bonus for 1998 which was $452,397 greater than the 1997 bonus. This bonus was paid prior to the sale to American Access and represents the major portion of increased costs between 1998 and 1997.

         Selling, general and administrative expenses for the year ended December 31, 1998 amounted to $1,661,479. This was an increase of $324,558 over the December 31, 1997 amount of $1,336,921. Marketing, promotion and sales cost increases were approximately 50% of this increase and they were the result of the company's continuing effort to develop and market its products. Professional fees paid increased over $100,000 from 1997 to 1998. This was a result of registration filings and audits required for those filings. .

Liquidity and capital resources

         Net cash [used] by operating activities was [$391,889] and [$267,214] for the years ended December 31, 1998 and 1997 respectively. Net cash [used] by operating activities during the year ended December 31, 1998 primarily consisted of net losses, increases in accounts receivables, offset by depreciation and amortization, gains on sales of investments and equipment, decrease in income refund receivable and decrease in inventories. Net cash [used] by operating activities during the year ended December 31, 1997 primarily consisted of net losses, increase in income fund receivable and inventories, decrease in income tax payable, offset by depreciation and amortization, common stock issued, deferred income taxes and increases in accounts payable.

                  Net cash [used] by investing activities was [$3,285,999] and [$46,964] for the years ended December 31, 1998 and 1997 respectively. In the year ended December 31, 1998, the company used $85,635 to purchase equipment, $4,281,803 for the acquisition of investments and $500,000 in notes receivable. In the year ended December 31, 1997, the company used $37,464 to purchase equipment.

         Net cash provided by financing activities was $3,677,531 and $565,614 for the years ended December 31, 1998 and 1997 respectively. In the year ended December 31, 1998, American Access received proceeds of $480,000 from the sale of common stock, $4,262,180 from the sale of preferred stock, $296,002 from the line of credit. The company utilized $100,000 to reduce notes payable, $1,256,625 in payments on capital lease obligations, and the remaining amounts were used to finance the company's business operations and investing activities. In 1997, the company received proceeds from the sale of common stock in the amount of $847,977. The company utilized $276,772 in payments on capital lease obligations and the remaining amounts were used to finance the business operations and investing activities.

                  The company's operating and capital requirements in connection with its operations have been and will continue to be significant. Based on its current plans, American Access anticipates that revenues earned from product sales will be the primary source of funds for operating activities. We believe that revenues in addition to existing cash and cash equivalents remaining from proceeds of it private offering, will be sufficient to meet capital and liquidity needs for the next 12 months. We also believe that cash required to fulfill purchase orders will be available through bank borrowings or factoring, if required. Our primary customers are substantial corporations with credit ratings that will support such credit arrangements.

         Management's plans include the following:

         1. American Access has arranged for marketing in association with manufacturers and distributors of telecommunications equipment, which will enable us to obtain orders for our products with a minimal expenditure of our resources. The company is presently organizing a manufacturer's rep program to assist in the distribution of our equipment.
         2. American Access purchased Omega Metals on November 11, 1998. The main reason for this acquisition was to reserve capacity for the manufacture of American Access products. The combined operation provides a greater diversification of facilities and equipment. Plans are under way for expansion of this facility.
         3. The company believes that it can acquire working capital through sale of additional securities (including exercise of outstanding warrants), or borrowings, including bank borrowing, in view of the nature of its customer base. Nevertheless, the Company continues to be subject to a number of risk factors, including the uncertainty of market acceptance for its product line, the need for additional funds, competition, technological obsolescence and the difficulties faced by start up companies in general.

SUBSEQUENT EVENTS

                  In the first quarter of 1999, 9,000 restricted shares of stock were issued as compensation to three persons.

                  Omega lost a major customer that ceased operations in the fourth quarter of 1998. The lost revenue has been replaced. Omega is under contract with Bill Shearer, Inc., to produce 10,000 ultraviolet light units, called Eclipse, per month. This number is expected to increase to 4,000 per week in the second quarter of this year.

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

                  Computer systems and software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. As is the case with most other companies using computers in their operations, American Access recognizes the need to ensure that its operations will not be adversely impacted by software or system failures related to such Year 2000 problem. We have been reviewing our own computer systems to assure Year 2000 compliance. Based on information currently available, American Access believes that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on our business, financial condition and results of operations in any given year. However, even if the company's internal systems are not materially affected by the Year 2000 problem, our business, financial condition and results of operations could be materially adversely affected through disruption in the businesses with which we interact.


OUR BUSINESS

Our background

            American Access founder, Vic Murray, began working in the electrical, cable and industrial supply business in 1945. As a manufacturer's representative, he worked for such high profile companies as Graybar Electric Company and Florida Electric Supply. Mr. Murray opened Vic Murray & Associates as an independent manufacturer's representative in 1977, incorporating it as Vic Murray & Associates, Inc.. VMA developed agency relationships with electrical engineers, electrical contractors, municipalities, power companies and distribution companies throughout the State of Florida. American Access acquired VMA in exchange for company common stock in 1996 and ceased its manufacturer's representative business. We have chosen to engage exclusively in the business of developing and manufacturing products that help manage the wires and cables needed to route information by television, telephone, and computer.

            In November 1998 we acquired Omega Metals, Inc. of Keystone Heights Florida. Omega manufactures our products, maintaining the high standards it has set for sheet metal fabrication in the telecommunications industry and in all of its jobs.

            As a direct result of the break-up of the AT&T monopoly, thousands of technology, service and equipment companies began to develop revolutionary telecommunications products and services. These companies could now fairly compete for business within the rapidly evolving multi-billion dollar telecommunications industry. Simultaneously, the computer industry evolved at a rapid pace. The telecommunications industry was forever changed. For the first time in this industry, myriad business opportunities emerged.

            Richard Murray was directed to research and evaluate the industry to determine in which categories of supply and support we would specialize. The decision was made to focus on wire management for voice, data, computer, closed caption television, and cable television. With the birth of revolutionary high speed technology and equipment, wiring and wire management would become a critical part of the telecommunications industry.

            Along with other specialists throughout the United States, the Murrays quickly realized that designers of new buildings and renovations did not consider adequate spacing and design requirements in order to accommodate the telecommunications wiring. Although wire and wire management is a critical portion of telecommunications, in some cases, the design engineers actually had forgotten to include it in the project design. These engineering and industry oversights create significant and expensive changes in structure design resulting in the loss of usable or otherwise rentable spaces. Additionally, designers and engineers rarely considered future wiring and cable changes that would have to be made when a business owner added or moved computers, telephones and fax machines.

Background for product development

            Until now, wire management systems have not evolved as rapidly as the telecommunications industry. Industry leaders began to realize that with the advent of technologically advanced equipment, systems, new methods of conveyance, and the demand for connection to the Internet the established methods of wiring and wire management were outdated.

            Telecommunication wiring originates outside the building and is routed into the building through either an underground, direct buried or aerial facility. The wiring is then distributed to each floor of a building through areas known as telecommunications closets. From the closets, all wiring is sorted and distributed as needed to all the workers' stations on that floor. Every workstation, where phones, computers and fax machines are located, is required to have two horizontal cables running from it to the telecommunications closet. This traditional method of wiring is called star topology. It provides very little flexibility when wires and cables need to be rerouted as additions or changes are made at a workstation.

            The telecommunications closet is located in a common area within each floor. The cables distributed from it could be as far as 295 ft. (90 meters) away from each workstation. For voice wiring, the maximum main cable length is 800 meters. This illustrates that a massive amount of wire is required for telecommunications. It is not unusual for a 40-story building to have 200-300 miles of wiring. To meet the many industry standards and regulations, the old method of cable distribution in an office environment requires very expensive modular furniture to help route the miles of wires. In some applications, even modular furniture may not meet industry guidelines. American Access products meet industry standards and are specially designed solutions to cabling problems.

            Today, we all rely on staying in touch. People communicate more with computers, phones and fax machines. To accommodate the growing telecommunications industry, more cables and wires must be run to carry voice, data, and video images faster, cheaper, cleaner, in longer runs, and using less space. At the same time, future additions and changes to a system must be considered. Old methods of wiring require that a new line of cable be run from the user's desk, or workstation, back to the telecommunications closet for each and every change. Our enclosure, the Zone Cabling Termination Cabinet, eliminates the need for those new lines by placing the telecommunications equipment close to the workstation and in an inconspicuous location.

            Industry leaders have realized the need for new cabling methods and equipment. These companies, industry associations, and individual experts have joined to create revolutionary standards. Companies such as Lucent Technologies, Ortronics, AT&T, Krone, Belden, Siecor, Hubbell, Leviton Telcom, Superior Modular Products and American Access Technologies, Inc. have joined with various organizations that set industry standards. Together we are developing and introducing innovations in wire/cabling design and routing. This partnership provides for efficient transmission of telecommunication signals into the zone in a building where it is needed. This zone cabling is called Open Office Architecture.

            Open Office Architecture is endorsed under Telecommunications Systems Bulletin 75, by the American National Standards Institute, the Telephone Industry Association and the Electrical Industry Association. The purpose of this design is to locate the bundled telecommunications cables closer to individual workstations.

            Zone cabling is used in open office areas, hotels, convention centers, entertainment and theme parks, hospitals, government buildings, schools, industrial complexes, data centers, banks, and any other area where a flexible cable layout is required to support a changing or growing network for communicating information.

AMERICAN ACCESS PRODUCTS

            The American Access product line capitalizes on the need for zone cabling solutions. Our cabinets provide efficiency and flexibility, and are the only fire-rated and Underwriter's Laboratories approved systems in the industry.

            In 1996, we consulted with many of the leading telecommunications specialists and engineers. All were in agreement. No one had developed a device that met all of the industry standards and could effectively and efficiently be used to house and route telecommunications cables and wires. However, some sort of device was absolutely required to complete the Open Office Architecture design. American Access researched and verified that no such enclosure existed. In fact, our research revealed that no one was even developing such a device.

            We designed an enclosure to house and distribute telecommunications wiring and equipment in buildings. This enclosure is called a Zone Cabling Termination Cabinet. We currently hold a patent pending for this cabinet that may be installed in the ceiling, above the ceiling, on or in the wall or in the floor structure. The ceiling unit fits into the suspended ceiling, providing easy access to the wires and cables running to each workstation. Less cable is used. Installation is easier and quicker, causing fewer disruptions and down time for office workers. The floor and modular furniture units provide the same solution as our ceiling unit installations. Our modular furniture units are named EthoCom and ComDeck.

            We believe that our products are the only enclosures manufactured that can efficiently house telecommunications cables, distribute wiring to workstations, and store unused cabling until it is needed, while complying with all industry and government guidelines, standards and regulations. The cabinets can be used for all low voltage wiring systems, including voice, data, video, building controls, security, and fire/life/safety wiring systems. The cabinet was designed to accommodate all manufacturers' equipment.

Product application

            The zone cabling cabinet will reduce the amount of wire running from the workstation to the telecommunications closet. The wiring will now run from the workstation to our cabinet, which is readily accessible through the ceiling grid system, the floor, or through the modular furniture. The cabinet is designed to accommodate all of the newly developed Open Office Architecture wiring equipment. This ceiling enclosure is mounted in a standard 2ft. x 4ft. ceiling grid system, but is physically attached to the building structure to support the weight of the equipment installed within the enclosure. The equipment is reached through a door that opens from below the ceiling for easy maintenance, installations and changes. Specially trained, highly-paid technicians will no longer be required to make those changes when systems grow or are reconfigured. The new equipment just plugs in, creating less down time and less loss of productivity. Cables are easily re-routed and reused. Less cable is used, reducing the cost of materials and labor. Money is saved with the initial installation and when systems are changed.

            The cabinets make better use of telecommunications closets, reducing the mass of cables to be run throughout the building. Building owners are then provided more usable space that generates rent.

Product standards

            The standards, regulations and various industry association guidelines are very specific. They address the components of the product, the product itself, the installation, and every aspect that may affect the safety of people or property, including:

o wire and cable lengths and widths, the minimum and maximum allowed. For example, to wire for a telephone system, the maximum main cable length is 800 meters;
o    ability of the product to withstand heat and fire damage;
o Markings. Each enclosure must be marked with the manufacturer's name, trademark, or other descriptive marking. An enclosure may also be designated with environmental ratings, such as rainproof, watertight, corrosion resistant and dust-tight;
o number of cables needed to run from the telecommunications closet to the workstation,
o    voltage and grounding concerns,
o    and the ability of the product to function as advertised.

             American Access believes its Zone Cabling Termination Cabinet is the only product that meets the standards and requirements of the telecommunications industry, including Building Industrial Consulting Services International, National Electric Code regulations NEC 300-22 B & C, American National Standards Institute/Telephone Industry Association/Electrical Industry Association publication 568 A, as well as the zone cabling guidelines as specified in the newly released Telecommunications Systems Bulletin - TSB 75. This product is the only product that has been tested by Underwriters Laboratories for this application. Therefore, Underwriters Laboratories has assigned this product to a new category listing. This listing is identified as UL 1863, telecommunications cabinets. In conducting product tests, Underwriters Laboratories lists, classifies, or recognizes products for their ability to perform as designed. A UL listing is the highest category a product can achieve, implying that as tested, all components of the product work as expected. Our products achieved this highest level after testing.

Additional information

            American Access has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to American Access and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the commission in Washington D.C., and at the Commission's regional offices at:
o     500 West Madison Street, Chicago, IL 60604;
o     7 World Trade Center, New York, NY 10048;
o     and 5757 Wilshire Boulevard, Los Angeles, CA 90034;
o and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates and
o     are available on the World Wide Web at : http://www.sec.gov.

MARKETING

            By providing patented and innovative solutions to telecommunications cabling, American Access creates a new market in the industry. Our sales and marketing goal is to establish our company, through education and alliances, as the industry leader in this potentially huge marketplace.

            Our focus is to partner with major equipment manufacturers and telecommunications distributors since our products are designed to enhance their sales. Since our products enable the placement of telecommunications equipment into zones, and still comply with all of the industry building regulations, each of these companies can use our enclosure to sell more of their products. By partnering with us, every manufacturer and distributor has opportunity to gain a larger share of their respective markets. We also provide various support programs and materials that enhances our partners' marketing plan.

            We employ commissioned sales representatives firms, most of whom are in place across the country. Their job is to get our product lines specified by architects, consultants, and engineers, and to handle the needs of the distributors in their territories. They are fully trained in our product line. To maintain these relationships, we are adding a national sales director position. Once in place, regional managers will oversee reps and distributors in their territories.

            American Access had developed several brochures to assist in marketing. These brochures range from one page to an eight-page full-color product and application brochure.

            We have also developed a World Wide Web site.

            Our printed materials and web site currently serve as our primary marketing tools. They provide company information, product information, engineering specifications, drawings, application for use, installation instruction, features and benefits tailored to each individual market need. Additionally the World Wide Web site provides marketing support materials that can be downloaded and printed at individual locations throughout the world. Questions and answers can be transmitted via e-mail feedback capability, query analysis for tracking of inquiries, lead generation for the distributors, distribution of marketing materials to end-users not normally addressed by the individual distributors.

            The largest and most recognized telecommunications training and certification organization, Building Industry Consultants Services International, (BICSI) is currently using our line of products as an integral part of their Zone Cabling Training and Certification course.

            We also participate with our partners in trade shows as a component in their individual booths and hospitality suites. We also individually participate in three or four trade shows per year. Two of the shows focus on standards, training and certifications. Two shows are industry product shows. We believe that some of our partner relationships are the result of our show presence.

            People in need of a telecommunications system contract with designers and engineers, who design, specify, purchase and install cabling and equipment. We sell our products to authorized distributors only, except for certain companies that purchase extremely large quantities for private label.

            Our cabinets are suitable for new installations and for upgrading telecommunications systems in buildings. With an aggressive marketing plan in place, to include partnering and a trained sales force, we believe that the market potential for our products is enormous.

Distribution and sales

            American Access Technologies has entered into a national distribution contract with Anixter, Internationals, Inc. (NYSE: AXE), which had 1996 revenues $2.5 billion. Anixter is an industry leader that teams with its customers to design and implement telecommunications systems. A variety of customized products and services are offered through a global network of 37 countries with 205 domestic operating locations.

            American Access Technologies has negotiated distribution agreements with the following regional distributors:

*CED-American Electric, Inc. (data voice)
             Founded more than100 years ago as a private company, CED has grown to more than 400 locations spread over 48 states and Canada. Gross revenues in 1996 exceeded $500 million. About 3,500 people are employed. More than 25,000 inventory items are stocked.

*State Electric Supply
            State Electric was founded in 1954 in Dunbar, West Virginia, as a private company and has grown to more than 22 locations spread over seven states. State Electric Supply gross revenues in 1996 topped $125 million, with more than 500 employees in the service area.

*Core Data Com
            This regional distributor specializes in telecommunications.

            American Access Technologies, Inc., is currently negotiating with several national distributors. There can be no assurance of any additional distribution agreements.

Competition

            The market for telecommunications products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. We believe that the principal competitive factors in our markets are conformance to standards, reliability, safety, product features, price, performance and quality of customer support. There can be no assurance that American Access will compete successfully in the future with respect to these or other factors.


MANUFACTURING/OMEGA METALS, INC.

            American Access has developed all of its products using computer assisted design drawings. Master copies of its products are safeguarded at the home office. Certain copies are available to outsource firms.

            On November 11, 1998, we acquired all the outstanding common stock of Omega Metals, Inc. in exchange for 226,470 shares of our common stock. Omega manufactures various products used in the telecommunications industry.

            Omega is a precision sheet metal fabrication and assembly company located in Northeast Florida midway between Jacksonville and Gainesville. The company was established in 1981, serving a diverse client base of over 300, including engineering, technology and electronic companies, mostly in the Southeastern markets. Clients include the likes of Carlisle Industries, CSX Railroad and the U.S. military.

            Omega Metals, Inc. operates from its 30,000 sq. ft. manufacturing facility situated on 3 acres of land that it owns. The manufacturing process is run by a state-of-the-art computer control system. Manufacturing services include precision stamping, bending, assembly, and painting . Quality control at Omega Metals is based on the Department of Defense military standard MIL-1-45208A. Inspection equipment is strictly maintained to assure consistent quality.

            Diversified facilities and equipment allow Omega Metals, Inc. to handle a broad range of customer requirements. Strict attention to quality assures our customers of consistent production and conformity to their specific requirements.

            Omega's supplier, Tull Metals, has been its source for sheet metal since 1981. No shortage has occurred during this time. Prices have been stable during Omega's life. Sheet metal is currently plentiful in the marketplace, and we are confident that Omega would have no problem replacing this supply at a price consistent with Tull's price should that relationship end.

            Omega's manufacturing capacity is approximately 5,000 units per month. Manufacturing capability is not limited to only precision metal fabrication. as Omega also provides state-of-the-art surface coatings and specialized production painting.

            By acquiring Omega with its 50 employees, American Access adds the valuable long term management skills of Erik Wiisanen and John Presley.

            Omega will continue to operate as a wholly owned subsidiary with sales and manufacturing intact. Omega has acquired 6 acres adjacent to the existing property and plans a first quarter plant expansion of 30,000 sq. ft to supplement assembly capabilities. The capital cost to complete this expansion will be funded from cash flows and working capital.


FUTURE PRODUCT DEVELOPMENT

            As American Access identifies the specific product needs of the telecommunications industry, products are developed to meet these needs.

            Products designed to date have been accepted by the major standards and code authorities throughout the United States. The products assist equipment manufacturers in marketing their own products.

            The company's first design was a low-voltage Zone Cabling Termination Cabinet that mounts within the ceiling grid system. We developed accessory equipment to permit cable to penetrate walls and to maintain fire rating.

            The second phase was to develop a raised floor cabinet that houses and routes cables.. A working prototype is currently available. The unit is expected to be in production within the next six months.


            The third phase includes a high-voltage termination cabinet that mounts into the ceiling grid system to house active electronics, including computer hubs. This unit will accommodate fiber optics as well as conventional copper wiring. Fiber optics are special cables that eliminate friction and allow information to be transported at the speed of light. We anticipate that this unit will be Underwriters Laboratories listed and into production within the next six months.


            There can be no assurance that any new products will be successfully developed or marketed.

INTELLECTUAL PROPERTY

            American Access has filed with the United States Department of Commerce, Patent and Trademark Office. an application for patent, pending No. 08785006, for the Zone Cabling Termination Cabinet and communications cable interconnection apparatus and associated method for Open Office Architecture. The patent application contains approximately 67 various claims associated with zone cabling techniques. On April 26, 1998, we were informed by the Patent and Trademark Office of its approval for patent of our cabling termination cabinet. On June 5, 1998 we were informed of approval for patent of a communication cable interconnection apparatus and associated method for an open office architecture. American Access has made a formal filing under the Patent Cooperation Treaty, Paris, France.

            There can be no assurance that any patents will be granted on the our products or, if granted, that they will provide meaningful protection against competing products which may be introduced.

GOVERNMENT REGULATION - INDUSTRY STANDARDS

            Our products and those in the telecommunications industry must meet governmental and industry standards. In the U.S., our products must comply with various regulations established by the Federal Communications Commission and Underwriters Laboratories, as well as standards established by Bell Communications research and local building codes. Our cabinet has been approved by Underwriters Laboratories for low voltage communications. It meets or exceeds the national electrical code requirements. We belong to trade organizations such as the Telecommunications Industry Association, International Association of Electrical Inspectors and Building Industrial Consulting Services International.

EMPLOYEES

            As of February 4, 1999 substantially all of American Access activities are undertaken by its three officers. See Note 14 of financial statements.

            Omega employs approximately 50 persons, including 5 in management,2 in marketing and sales, 3 in engineering and 40 in production and distribution.


LITIGATION

            American Access is defendant in a suit filed by Steve R. Jones in January 1998 in the 18th Judicial Circuit Court of Florida. Mr. Jones was the company's president from April 1997 to August 1997. He seeks rescission of a consulting agreement he signed with us in August 1997. Mr. Jones seeks damages for failure of American Access to make to him consulting payments of $7,500 per quarter We believe we were justified in not paying Mr. Jones' consulting fees due to Mr. Jones' failure to perform the consulting services assigned to him. Our management believes it is only remotely likely that this pending litigation will be material to our investors. Our independent auditors have disclosed in
Note 15 to the financial statements the range of loss by means of the damages that the plaintiff is seeking, and also include an assertion that, because the case is in its initial stages, management believes, based upon advice of counsel, that the amount of liability, if any, is not presently susceptible to reasonable estimation.


FACILITIES

            Our executive offices in Altamonte Springs, Florida comprise 3,000 square feet and are leased on a 3-year lease expiring December 31, 1999 at a rent of $3,133 per month.

            Omega operates out of a company owned facility consisting of approximately 30,000 square feet of manufacturing/office complex located in Clay County, Florida, situated on approximately 3 acres of land. The building and land is owned by the corporation.

MANAGEMENT

The directors, executive officers, and key employees of the Company are as follows:

        ----------------------------------------------------------------------------------------------------
        Name                               Age       Position
        ----------------------------------------------------------------------------------------------------
        Victor E. Murray                   73        President, Director
        ----------------------------------------------------------------------------------------------------
        Richard A. Murray                  43        Vice president, Director
        ----------------------------------------------------------------------------------------------------
        Bobby Story                        56        Secretary, Treasurer, Director
        ----------------------------------------------------------------------------------------------------
        John W. Cooney                     62        Director
        ----------------------------------------------------------------------------------------------------
        Victor D. Phillips                 55        Director
        ----------------------------------------------------------------------------------------------------
        John Presley                       59        Director, President Omega Metals, Inc.
        ----------------------------------------------------------------------------------------------------
        Erik Wiisanen                      52        Secretary, Treasurer, VP Marketing, Omega
        ----------------------------------------------------------------------------------------------------

            Victor E. Murray, president and director, has a 30-year track record of success in the electrical engineering field with experience in distribution, manufacturing and marketing. He has worked with companies such as Florida Electrical Supply, Graybar Electric, James & Associates and Ralston, Lowe, Inc. The clients he has served range from engineers and contractors to power companies and municipalities. Employment history for the past five years is:

o October 1996 to February 1997 and August 1997 to present: President, American Access Technologies, Inc.
o     January 1, 1995 to October 1996: President, Vic Murray & Associates, Inc.
o April 1977 to December 31, 1994: Manufacturer's representative, Vic Murray & Associates, Inc.

            Richard A. Murray, , vice president-sales and a director, has more than 15 years of experience in the electrical field specializing in such area as ozone generation, electrical switching and telecommunications. He has more than 2 years high level military training in sensitive electrical technologies. Mr. Murray was vice president of sales for Cool Way. Employment history for the past five years is:

o     October 1996 to present: Vice president, American Access Technologies,
      Inc.
o     January 1, 1995 to October 1996: Vice president, Vic Murray & Associates,
      Inc.
o April 1977 to December 31, 1994: Associate manufacturer's representative, specializing in telecommunications supplies, wiring, and equipment.


            Bobby E. Story, secretary/treasurer, chief financial officer and director, is a former practicing certified public accountant and real estate developer during the past 30 years. He worked for Arthur Young & Company CPA (now Ernst & Young, LLP), as treasurer for Condev Corporation, an international developer located in Winter Park, Florida, and directed the real estate operations in Florida for Drexel Burnham Lambert & Company. He functions as the chief financial officer for the corporation. Employment history for the past five years is:

o October 1996 to present: Secretary, treasurer, chief financial officer, American Access Technologies, Inc.
o     August 1996 to October 1996: Financial advisor, self employed.
o     March 1996 to August 1996: George S. May Co., project manager.
o     April 1987 to March 1996: Nacex, Inc., controller, vice president finance.

            John W. Cooney, , director, is a certified public accountant. He was senior tax partner at Coopers Lybrand, LLP, until he retired in 1986. He has practiced as a tax and financial consultant since then. Employment history for the past five years is:

o January 1987 to present: Operates J.W. Cooney, CPA as a sole proprietorship.

            Victor D. Phillips , director, is a member of American Access Active Advisory and Consulting Board. He has been in the telecommunications industry for more than 30 years, certified as a registered communications distribution designer. He teaches as a certified instructor for Building Industry Consultants Services, Inc., and is past national president of that international, not-for-profit telecommunications association. He is currently president of Information Transport Systems Designers International which provides consulting, design, inspection and project management services. Mr. Phillips is a member of the International Association of Electrical Inspectors and is a communications inspector and member of the Florence County Board of Appeals in Florence, South Carolina.

Employment history for the past five years is:

o     August 1991 to present: President of Information Transport Systems
      Designers.

             John Presley, director and president of Omega Metals, Inc. is a graduate registered professional engineer. He graduated from the University of Florida in January of 1961 with a BSME and attended a number of colleges for graduate work. He worked in many industries as an engineer and manager before founding Omega Metals in 1981. He retired for a short time in 1985 when he sold the company. He took the company back in 1990. During his absence, he developed industrial real estate. He has agreed to continue his management for two years.


            Erik Wiisanen, vice president-marketing for Omega. Mr. Wiisanen graduated from Cornell University in 1965. He worked in banking until 1970 and was a representative for shipping interests until helping found Omega Metals in 1981. He has been in charge of sales since 1981.


EXECUTIVE COMPENSATION

Summary compensation table

            The following table sets forth the total compensation paid to the Company's chief executive officer for the last four completed fiscal years. No executive officer of the company received compensation of $100,000 or more during any such year.

    ----------------------------------------------------------------------------------------------------------------
    Name and Principal Position      Year        Total Income             Other Annual Bonus       Other Annual
                                                                                                   Compensation
    ----------------------------------------------------------------------------------------------------------------
    Victor E. Murray, President      1995*       $51,576                  -0-                      -0-
    ----------------------------------------------------------------------------------------------------------------
                                     1996*       $25,501                  -0-                      -0-
    ----------------------------------------------------------------------------------------------------------------
                                     1997        $60,000                  -0-                      -0-
    ----------------------------------------------------------------------------------------------------------------
                                     1998        $60,000                  $30,000 (paid in 1999)   -0-
    ----------------------------------------------------------------------------------------------------------------

*paid by Vic Murray and Associates, Inc.

DIRECTOR COMPENSATION

            At present, director fees are paid to Victor D. Phillips at the rate of $250 per meeting plus travel and lodging expenses. No other fees are paid for director services.

EMPLOYMENT AGREEMENTS

            On November 11, 1998 two officers of Omega Metals, Inc. entered into management agreements with Omega Metals, Inc. The individuals and their titles are as follows:

        John Presley                Director, President, Omega
        Erik Wiisanen               Secretary/Treasurer, V.P. Marketing, Omega

            Each officer is authorized a salary of $125,000 per year plus a profit participation of 10% of Omega's net profits in excess of $1,200,000 per year. The term of the agreements is for two (2) years, ending November 14, 2000. They may be terminated by action of the Board of Directors for cause on 30 days prior notice.

INDEMNIFICATION

Florida Business Corporation Act

            Subsection (1) of Section 607.0850 of the Florida Business Corporation Act ("BCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            BCA Section 607.0850 further provides that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.


Who we indemnify

            Article 4 of American Access Articles of Incorporation provides that the company shall indemnify those persons entitled to be indemnified, to the fullest extent permitted by law.

Indemnification against public policy

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Victor E. Murray, president, is the father of Richard A. Murray, vice president of American Access. They co-invented the company's primary product, the Zone Cabling Termination Cabinet and subsequently assigned all rights to the patent to the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of February 4, 1999, the beneficial ownership of American Access common stock, based upon 3,265,470 shares outstanding, by:

o the only persons who own of record or are known to own, beneficially, more than 5% of the company's common stock;
o     each director and executive officer of the company; and
o     all directors and officers as a group.

-----------------------------------------------------------------------------------------------------------
Name                                         Number of Shares          Percent of Outstanding Common Stock
-----------------------------------------------------------------------------------------------------------
Victor E. Murray                                  400,000                            12.28%
-----------------------------------------------------------------------------------------------------------
Richard A. Murray                                 400,000                            12.28%
-----------------------------------------------------------------------------------------------------------
Bobby E. Story                                    390,000                            11.98%
-----------------------------------------------------------------------------------------------------------
John Presley                                      113,235                             3.47%
-----------------------------------------------------------------------------------------------------------
John W. Cooney                                    50,000                              1.68%
-----------------------------------------------------------------------------------------------------------
Victor D. Phillips                                 4,500                              .14%
-----------------------------------------------------------------------------------------------------------
Bridge Bank, Ltd.                                 437,000                            13.42%
By Hugo Soto, secretary
N7788 West Bay St.
 Nassau, Bahamas
-----------------------------------------------------------------------------------------------------------
Officers, Directors as group (6)                 1,027,133                           41.69%
-----------------------------------------------------------------------------------------------------------

             Does not include warrants to purchase common stock at $8.00 per share as follows: Victor E. Murray - 70,000 shares; Richard A. Murray - 70,000 shares; Steven K. Robinson - 70,000 shares; Bobby E. Story - 70,000 shares.

DESCRIPTION OF SECURITIES

Common stock

            American Access is authorized to issue 10,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

Preferred stock

            The Board of Directors has the authority to cause the company to issue without any further vote or action by the stockholders, up to 1,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control.

            In October and November 1998, American Access issued 50,000 shares of Series A 10% Senior Convertible Preferred Stock as the convertible preferred stock with the rights, privileges and designations of the convertible preferred stock which includes:

            Conversion. Preferred stock will be convertible into shares of common stock at any time after the sixth month anniversary of the initial issuance of preferred stock, at the option of the holder. Preferred stock will be automatically converted into common stock upon delivery of written notice by the company at any time after the fifth anniversary of the final issuance (November 16, 1998). For the purposes of conversion, each share of preferred stock will be valued at $100 and will be converted into common stock at a price of the lower of (x) $17 per share (subject to adjustment under certain circumstance) and (y) 80% of the average closing bid price for common stock in the 15 trading days preceding conversion (or if converted in connection with a firm underwritten public offering, 80% of the per share price applicable in such offering).

            Liquidation Preference. $100 per preferred share, plus accumulated dividends. A sale or change of control of the company will be considered a liquidation for the purposes of entitling the holders of preferred stock to receive their liquidation preference.

            Dividends. Dividends will cumulate on each share at a rate of 10% per annum, based upon a base value of $100 per share of preferred stock, and be payable in cash or stock (at the option of the company) upon conversion of such share. Preferred stock will also receive dividends on an as converted basis, when and if dividends are declared on the common stock.

            Voting Rights. The preferred stock will vote, on an as converted basis, with the common stock. Without the consent of the holders of a majority of the outstanding shares of preferred stock, the company may not :

o issue other series of preferred stock that are pari passu with, or junior to, to preferred stock,
o     amend the terms of the preferred stock,
o amend any of the terms of the company's amended and restated Articles of Incorporation or by-laws if such amendment would have an adverse effect on upon the rights of the holders of shares or
o issue any preferred stock other than in connection with the offering or the transfer of any preferred stock issued in the offering.

            Board Representation. The holders of preferred stock will have the right, voting as a separate class, to elect two of seven members of the company's Board of Directors and, following the occurrence of a Majority Voting Event (see "Events of Non-Compliance" below) will have the right, voting as a separate class, to elect six of eleven members of the company's Board.


            Events of Non-Compliance. An Event of Non-Compliance will occur upon:
o     the company's failure to comply with the terms of the preferred stock,
o the acceleration of any indebtedness of the company or any of its subsidiaries or
o the company becoming insolvent, applying for, or consenting to the appointment of a receiver or trustee appointed, has a trustee or receiver appointed which is not discharged within 60 days, or has a bankruptcy proceeding commenced against it.

            Upon the occurrence of an Event of Non-Compliance, the company is obligated to notify the holders of preferred stock. Within forty five days of such notice, each holder of preferred stock will have the right to tender preferred stock to the company for redemption at a price per share equal to (x)
1.1 times (y) the sum of $110 plus all accrued an unpaid dividends accrued on such preferred share through and including the date of redemption; provided that if the Event of Non-Compliance ceases within such forty-five day period, the tenders shall be null and void, and the tendered shares shall be returned to the tendering holders. If a majority of the preferred stock outstanding before the occurrence of the Event of Non-Compliance are so tendered, and the company fails to redeem all of the preferred stock so tendered (unless the Event of Non-Compliance ceased before the company was so required to redeem such shares), then the holders of a majority of the outstanding preferred stock will have the right to declare a Majority Voting Right Event, giving the holders of preferred stock the right to elect a majority of the members of the company's Board of Directors.

            Exchange Privileges. If the company issues any securities convertible into common stock other than pursuant to the offering (either alone or as part of a unit) each holder of preferred stock shall have the right to exchange such preferred stock, at any time within twenty days following notice of the proposed issuance from the company, for such convertible securities (or units) to be so issued, at the price payable in connection with such issuance, with the preferred stock being valued at $100 per share plus all accrued and unpaid dividends thereon. See "Management's Discussion and Analysis of Results of Operations and Financial Condition".


PLAN OF DISTRIBUTION/SELLING SECURITY HOLDERS

Plan of distribution

            The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these holders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market, including:

o ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of securities. The securities offered by the selling security holders may be sold by one or more of the following methods, without limitations:

o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and
o face-to-face transactions between sellers and purchasers without a broker-dealer.

            In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

            At the time a particular offer of securities is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to dealers and the proposed selling price to the public.

            Costs and expenses in connection with the registration of the securities offered, estimated at $32,226, are to be borne by American Access. Brokers' commission, taxes and other selling expenses are to be borne by the selling security holders and are not expected to exceed normal selling expenses for sales in the over-the-counter market.

            The following table lists the security holders that may offer shares of common stock issuable upon conversion of preferred stock. The common shares which may be offered pursuant to this prospectus are 588,235. The total outstanding shares assuming these conversions, would be 4, 514, 705.

     Name                                             Common   Common Shares   Percentage  Number of
                                                  stock held    Which may be    of common     Shares
                                                          by         offered        stock      Owned
                                                 shareholder     pursuant to beneficially  After the
                                                             this prospectus        owned   Offering
     EP Opportunity Fund, LLC                       -0-              117,647    2.61%        -0-
     Eisenberg Partners LLC, Jeffrey Eisenberg
     Tallisman Capital Opportunity Fund, Ltd        -0-              117,647    2.61%        -0-
     Brian Laddin, vice president
     Cranshire Capital                              -0-              105,882    2.35%        -0-
     Mitchell P. Kopin,  manager


                                       22

     Lionhart Aurora Fund, Ltd                      -0-               82,353    1.82%        -0-
     Terrance Daffy
     Melvin Olshansky                               -0-               11,765    0.26%        -0-

     G-Bar Limited Partnership                      -0-               11,765    0.26%        -0-
     Chris Hershee, vice president
     Orestes Lugo                                   -0-                2,941    0.07%        -0-
     Robert Weber IRA                               -0-                2,941    0.07%        -0-

     Berkley Corp                                   -0-               11,765    0.26%        -0-
     Mitchell Kopin, vice president
     Kopin Capital, LLP                             -0-               23,529    0.52%        -0-
     Mitchell Kopin, manager
     S. Robert Production, LLC                      -0-               35,294    0.78%        -0-
     Mitchell P. Kopin, manager
     Robert Lehman                                  -0-                5,882    0.13%        -0-

     Scott J. Bakal                                 -0-                2,941    0.07%        -0-
     Leonard Leventhal, TST                         -0-                5,882    0.13%        -0-
     Leonard Leventhal
     Howard Todd Horberg                            -0-                4,706    0.10%        -0-

     ICN Capital, Ltd                               -0-               41,176    0.91%        -0-
     Greg Murphy
     Kevin  Shape                                   -0-                4,118    0.09%        -0-

LEGAL MATTERS

            The validity of the securities offered hereby is being passed upon for the company by Joel Bernstein Esq. P.A., Miami, Florida.


EXPERTS

            The financial statements appearing in this Prospectus and Registration Statement have been audited by Rachlin Cohen & Holtz, CPA's, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY



                                TABLE OF CONTENTS
                                -----------------



                                                                     PAGE
                                                                     ----


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                   F-1


CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheet                                                     F-2

   Statements of Operations                                          F-3

   Statements of Stockholders' Equity                                F-4

   Statements of Cash Flows                                          F-5

   Notes to Financial Statements                                  F-6--F-19

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors and Stockholders
American Access Technologies, Inc.


We have audited the accompanying consolidated balance sheet of American Access Technologies, Inc. and Subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Access Technologies, Inc. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

As more fully discussed in Notes 15 and 18 of notes to consolidated financial statements, (a) the Company is involved in certain pending litigation as to which the amount of liability is not presently susceptible to reasonable estimation; (b) the Company's major customer announced that it will cease operations in February 1999 and, therefore, will not subsequently purchase products from the Company; and (c) the Company's zone cabling product operations have yet to generate a sufficient level of revenue in order to achieve profitable operations.


                                          RACHLIN COHEN & HOLTZ

Fort Lauderdale, Florida
January 29, 1999

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1998

                                ASSETS
                                ------
Current Assets:
   Cash and cash equivalents                                                                                     $ 637,776
   Investments                                                                                                   2,825,177
   Accounts receivable, net of allowance                                                                           806,960
      for doubtful accounts of $28,000
   Note receivable, related party                                                                                  500,000
   Inventories                                                                                                     297,440
   Prepaid expenses and other current assets                                                                        60,466
                                                                                                                ----------
         Total current assets                                                                                    5,127,819

Property, Plant and Equipment                                                                                    1,313,630

Patent Costs                                                                                                        34,962

                                                                                                                ----------
         Total assets                                                                                           $6,476,411
                                                                                                                ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current Liabilities:
   Line of credit                                                                                                  296,002
   Accounts payable and accrued expenses:
      Compensation due to officers/directors/stockholders                                                          111,235
      Other                                                                                                        355,390
                                                                                                                ----------
         Total current liabilities                                                                                 762,627
                                                                                                                ----------

Deferred Income Taxes                                                                                               69,000
                                                                                                                ----------

Commitments, Contingencies and Other Matters                                                                             -

Stockholders' Equity:
   Series A 10% Senior Convertible Preferred stock,
      $.001 par value; authorized 1,000,000 shares; issued and
      outstanding 50,000 shares at liquidation value                                                             5,000,000
   Common stock, $.001 par value; authorized 10,000,000
      shares; issued and outstanding 3,256,470 shares                                                                3,256
   Additional paid-in capital                                                                                    1,512,634
   Deficit                                                                                                        (871,106)
                                                                                                                ----------
                                                                                                                 5,644,784
                                                                                                                ----------
         Total liabilities and stockholders' equity                                                             $6,476,411
                                                                                                                ==========

                See notes to consolidated financial statements.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                                    1998            1997
                                                                                                    ----            ----
Net Sales
    Formed metal                                                                                $ 4,344,118      $4,124,889
    Zone cabling termination cabinet                                                                592,086         231,622
                                                                                                -----------     -----------
                                                                                                  4,936,204       4,356,511
                                                                                                -----------     -----------

Costs and Expenses:
    Cost of sales                                                                                 2,257,169       2,235,326
    Compensation and related benefits                                                             1,415,473         868,515
    Selling, general and administrative                                                           1,661,479       1,336,921
                                                                                                -----------     -----------
                                                                                                  5,334,121       4,440,762
                                                                                                -----------     -----------

Loss before Other Income (Expense)                                                                 (397,917)        (84,251)
                                                                                                -----------     -----------

Other Income (Expense):
    Interest income                                                                                  89,731           3,992
    Interest expense                                                                               (139,527)       (103,774)
    Other income                                                                                    158,346           5,259
    Lease termination costs                                                                        (239,447)             -
                                                                                                -----------     -----------
                                                                                                   (130,897)        (94,523)
                                                                                                -----------     -----------

Loss before Income Taxes                                                                           (528,814)       (178,774)

Income Taxes (Credit)                                                                               (36,000)         78,000
                                                                                                -----------     -----------

Net Loss                                                                                         $ (492,814)     $ (256,774)
                                                                                                ===========     ===========

Net Loss Per Common Share                                                                        $     (.43)     $     (.08)
                                                                                                ===========     ===========

                See notes to consolidated financial statements.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  Series A
                                                                               Preferred Stock         Common Stock
                                                                            Shares      Amount        Shares     Amount
                                                                            ------      ------        ------     ------
Balance, December 31, 1996 as previously reported                                  -           $ -    2,800,000  $ 2,800

Adjustment for pooling of interests                                                -             -      226,470      226
                                                                            --------   -----------   ----------  -------

Balance, December 31, 1996 as restated                                             -             -    3,026,470    3,026

Year Ended December 31, 1997:
   Issuance of common stock to director for consulting services                    -             -       50,000       50
   Sale of common stock in  private placement, net of related costs                -             -      400,000      400
   Exercise of placement agent warrants                                            -             -      120,000      120
   Retirement of common stock issued to officers                                   -             -     (400,000)    (400)
   Net loss                                                                        -             -            -        -
                                                                            --------   -----------   ----------  -------

Balance, December 31, 1997                                                         -             -    3,196,470    3,196

Year Ended December 31, 1998:
   Sale of preferred stock in private placement, net of related costs         50,000     5,000,000            -        -
   Exercise of warrants                                                            -             -       60,000       60
   Dividend related to beneficial conversion feature of preferred stock            -             -            -        -
   Net loss                                                                        -             -            -        -
                                                                            --------   -----------   ----------  -------

Balance, December 31, 1998                                                    50,000   $ 5,000,000    3,256,470  $ 3,256
                                                                            ========   ===========   ==========  =======



(TABLE CONTINUED)
                                                                                  Capital
                                                                                    in
                                                                                  Excess
                                                                                  of Par         Deficit        Total
                                                                                  ------         -------        -----

Balance, December 31, 1996 as previously reported                                   $ 7,083    $ (66,248)    $ (56,365)

Adjustment for pooling of interests                                                  59,774      725,980       785,980
                                                                                -----------  -----------   -----------

Balance, December 31, 1996 as restated                                               66,857      659,732       729,615

Year Ended December 31, 1997:
   Issuance of common stock to director for consulting services                      74,950            -        75,000
   Sale of common stock in  private placement, net of related costs                 487,577            -       487,977
   Exercise of placement agent warrants                                             359,880            -       360,000
   Retirement of common stock issued to officers                                          -            -          (400)
   Net loss                                                                               -     (256,774)     (256,774)
                                                                                -----------  -----------   -----------

Balance, December 31, 1997                                                          989,264      402,958     1,395,418

Year Ended December 31, 1998:
   Sale of preferred stock in private placement, net of related costs              (737,820)           -     4,262,180
   Exercise of warrants                                                             479,940            -       480,000
   Dividend related to beneficial conversion feature of preferred stock             781,250     (781,250)            -
   Net loss                                                                               -     (492,814)     (492,814)
                                                                                -----------  -----------   -----------

Balance, December 31, 1998                                                      $ 1,512,634   $ (871,106)  $ 5,644,784
                                                                                ===========  ===========   ===========

                       See notes to consolidated financial statements.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                                       1998         1997
                                                                                                       ----         ----
Cash Flows from Operating Activities:
   Net loss                                                                                         $(492,814)   $(256,774)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                   256,159      228,089
      Common stock issued for services                                                                      -       75,000
      Unrealized gain / loss on investments                                                            29,058            -
      Gain on sale of investment                                                                      (22,505)           -
      Gain on sale of equipment                                                                      (137,238)           -
      Provision for doubtful accounts                                                                  28,000            -
      Deferred income taxes                                                                           (36,000)      74,000
      Changes in operating assets and liabilities:
      (Increase) decrease in:
         Accounts receivable                                                                         (270,624)      (1,948)
         Income tax refund receivable                                                                 137,899     (163,404)
         Inventories                                                                                   97,967      (94,125)
         Prepaid expenses and other assets                                                            (18,229)       3,536
      Increase (decrease) in:
         Income tax payable                                                                                 -     (185,708)
         Accounts payable and accrued expenses                                                         36,438       54,120
                                                                                                    ---------    ---------
            Net cash used in operating activities                                                    (391,889)    (267,214)
                                                                                                    ---------    ---------

Cash Flows from Investing Activities:
   Acquisition of investments                                                                      (4,281,803)           -
   Proceeds from sale of investments                                                                1,450,073            -
   (Increase) decrease in notes receivable                                                           (500,000)       5,000
   Patent costs                                                                                       (13,634)     (14,500)
   Acquisition of property and equipment                                                              (85,635)     (37,464)
   Proceeds from sale of equipment                                                                    145,000            -
                                                                                                    ---------    ---------
                  Net cash used in investing activities                                            (3,285,999)     (46,964)
                                                                                                    ---------    ---------

Cash Flows from Financing Activities:
   Proceeds from sale of preferred stock                                                            4,262,180            -
   Proceeds from sale of common stock and exercise of warrants                                        480,000      847,977
   Payments on capital lease obligations                                                           (1,256,625)    (276,772)
   Repayment of note payable                                                                         (100,000)      (1,000)
   Proceeds from issuance of common stock to founding stockholders                                          -        2,300
   Proceeds from line of credit                                                                       296,002            -
   Payments on loans                                                                                   (4,026)      (6,491)
   Retirement of common shares to officers                                                                  -         (400)
                                                                                                    ---------    ---------
                  Net cash provided by financing activities                                         3,677,531      565,614
                                                                                                    ---------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents                                                     (357)     251,436

Cash and Cash Equivalents, Beginning                                                                  638,133      386,697
                                                                                                    ---------    ---------

Cash and Cash Equivalents, Ending                                                                   $ 637,776     $638,133
                                                                                                    =========    =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for :
      Interest                                                                                      $ 139,527     $102,432
                                                                                                    ---------    ---------
      Income taxes                                                                                  $  25,500     $      -
                                                                                                    ---------    ---------
   Non-cash investing and financing activities:
      Property, plant, and equipment acquired by means of capital leases                            $       -     $770,981
                                                                                                    =========    =========

                       See notes to consolidated financial statements.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Capitalization

             American Access Technologies, Inc. ("the Company") was incorporated on October 21, 1996, under the laws of the State of Florida. The Company's Certificate of Incorporation, as amended on November 25, 1996, authorizes the Company to issue and have outstanding at any one time 10,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. The Company was organized to acquire all of the voting common stock of Vic Murray & Associates, Inc. ("VMA").

             On October 21, 1996, the Company acquired all of the common stock of VMA. Certain stockholders of the Company are related to the stockholder of VMA. This transaction has been accounted for as a reorganization of entities under common control, and, accordingly, the acquisition has been accounted for in a manner similar to the pooling of interests method. Retroactive effect has been given to this acquisition in the accompanying consolidated financial statements.

             In October 1996 and December 1996, the Company issued an aggregate of 1,400,000 shares of common stock to the founding stockholders of the Company for the par value thereof. On February 11, 1997, the Board of Directors declared a stock dividend in the amount of one share for each share of common stock then outstanding, with each stockholder to pay the Company the par value thereof. As a result of this stock dividend, the previously issued and outstanding 1,400,000 shares of common stock became 2,800,000 shares of common stock, with the total consideration of $2,800 (par value) having been paid therefor. Retroactive effect has been given to this stock split in the accompanying consolidated financial statements, and all references to the number of shares of common stock gives effect to the stock split effected on February 11, 1997.

             On October 2, 1998, the previously amended Articles of Incorporation were further amended to provide for the issuance of 60,000 shares of Series A 10% Senior Convertible Preferred Stock. The amendment further provides, among other things, that the holders of the Series A Preferred shall be entitled to voting rights equal to the votes that would be cast by the holders of the number of shares of common into which the Series A Preferred could be converted immediately prior to the taking of such votes, including any shares which would be issuable in payment of accrued and unpaid dividends. In addition, so long as the Series A Preferred are outstanding, the holders of at least a majority of the shares of then outstanding Series A Preferred shall be entitled to elect two directors, and five directors shall be elected by the holders of Common and Series A Preferred, voting together as a single class.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Organization and Capitalization (Continued)

             The Series A Preferred has a liquidating preference equal to the greater of $100.00 per share plus an amount equal to all accrued and unpaid dividends or an amount equal to the property to be distributed to the holders of Common Stock. The holders of the Series A Preferred shall be entitled to receive cumulative dividends at a rate of 10% payable in cash or common shares. If dividends are declared on the common shares, the Series A Preferred holders shall be entitled to receive the dividend as if the Series A Preferred were converted into common shares immediately prior to the record date.

             The holders of the Series A Preferred shall have the right, at their option, to convert any and all Series A Preferred shares into common shares at the lower of $17.00 per share or eighty percent of market value at any time on or after the earlier of the four month anniversary of the earliest issuance date or the first date upon which the shelf registration statement registering the underlying common stock is declared effective by the Securities and Exchange Commission.

         Business

             American Access Technologies, Inc. ("AAT") develops specialized products for the telecommunications industry. The Company recently introduced its first proprietary product, a Zone Cabling Termination Cabinet (the "Product") which is manufactured and distributed to the telecommunications industry. The Product is a device that is used in voice, computer and data transmission systems throughout the world.

             Omega Metals, Inc. ("Omega"), a wholly-owned subsidiary of the Company, shears and molds metal and manufactures metal-formed products for customers principally in Florida and Georgia.

         Principles of Consolidation

             The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material inter-company accounts and transactions have been eliminated.

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Revenue Recognition

             The Company recognizes revenue from product sales at the time the product is shipped to the customer. The Company does not generally grant return privileges to customers.

         Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable.

             Cash

                The Company maintains deposit balances at financial institutions that, from time to time, may exceed federally insured limits. At December 31, 1998, the Company had cash balances on deposit that exceeded federally insured limit by a total of approximately $327,000. The Company believes that such risks are minimized as a result of the size and stature of the financial institutions in which the Company maintains its accounts.

             Accounts Receivable

                The Company does business and extends credit based on an evaluation of the customers' financial condition generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

         Termination of Development Stage

             As noted above, the Company was incorporated on October 21, 1996. Through November, 1998, the Company had been principally engaged in organizational activities, the promotion of its product and raising capital. Planned operations, as described above, had commenced but revenue generated was not considered significant in relation to the Company's business plan. Accordingly, the Company was considered to be in the development stage, through the date of the acquisition of Omega Metals, Inc., on November 11, 1998 (see Note 2).

             Omega is a mature company which has been in the operating stage for a number of years with an established history of revenue and profits, significantly larger than those of AAT. Accordingly, effective upon the acquisition of Omega, the Company is no longer considered to be a development stage enterprise, and the accompanying financial statements are presented as those of an established operating enterprise.

         Cash and Cash Equivalents

             The Company considers all highly liquid investments, including short-term securities, with an original maturity of three months or less to be cash equivalents.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Cash and Cash Equivalents (Continued)

             Short-term securities (generally commercial paper maturing in approximately 30 days) are stated at cost plus accrued income, which approximates market value.

         Inventories

             Inventories, which are primarily composed of raw materials, parts, supplies and certain product components, are stated at the lower of cost or market, with cost determined using an average cost method. Inventory costs for finished goods and work-in-process include material, labor, production overhead, and outside services.

         Property, Plant and Equipment

             Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         Patent

             The Company has capitalized certain incremental costs incurred related to acquiring two patents on the Company's products. In 1998, one of the patents was finalized and issued by the United States Patent Department. The Company then began amortizing the cost of the patent over the patent's life, 18 years. The other patent was still pending at December 31, 1998 and, therefore, amortization of this patent has not commenced.

         Product Development Costs

             Costs in connection with the development of the Company's product are comprised of design, production, consulting and other related professional fees. These costs are charged to expense as incurred.

         Advertising

             Advertising costs are charged to expense as incurred. Advertising costs incurred for the years ended December 31, 1998 and 1997 were not material.

         Income Taxes

             The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carryforwards, and tax credit carryforwards existing at the date of the financial statements. An effective tax rate of 37% was used to calculate the deferred income taxes.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Income Taxes (Continued)

             A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

         Reclassifications

             Certain amounts in prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


NOTE 2.  ACQUISITION OF SUBSIDIARY

         On November 11, 1998, the Company acquired 100% of the outstanding common stock of Omega Metals, Inc. ("Omega") in exchange for 226,470 shares of the Company's common stock. This acquisition, which has been accounted for using the pooling of interests method, has been given retroactive effect in these financial statements.

         Separate pre-acquisition revenue and net income of American Access and Omega, as if the acquisition was consummated on October 31, 1998, were as follows:

                                                                                     1998               1997
                                                                                     ----               ----
            Revenue:
               Pre-acquisition
                  American Access                                                  $3,873,425         $4,194,889
                  Omega                                                               480,000            231,622
                  Acquisition adjustments                                            (200,000)           (70,000)
                                                                                -------------     --------------
                                                                                    4,153,425          4,356,511
               Post-acquisition                                                       782,779                  -
                                                                                -------------     --------------
                                                                                   $4,936,204         $4,356,511
                                                                                =============     ==============

            Net income (loss):
               Pre-acquisition
                  American Access                                                $   (155,887)         $(426,455)
                  Omega                                                               728,427            169,681
                                                                                -------------     --------------
                                                                                      572,540           (256,774)
               Post-acquisition                                                    (1,065,354)                 -
                                                                                -------------     --------------
                                                                                 $   (492,814)         $(256,774)
                                                                                =============     ==============

         Post-acquisition losses include expenses incurred related to the Company's acquisition of Omega, including bonuses paid to Omega officers of approximately $800,000 and lease termination costs of approximately $239,000.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3.  CASH AND CASH EQUIVALENTS

            Cash                                                                                        $606,308
            Short-term securities                                                                         31,468
                                                                                                   -------------
                                                                                                        $637,776
                                                                                                   =============
NOTE 4.  INVESTMENTS

            Corporate bonds                                                                           $1,393,000
            Stocks, rights, and warrants                                                                 836,490
            Asset-backed securities                                                                      295,687
            Certificate of deposit                                                                       300,000
                                                                                                   -------------
                                                                                                      $2,825,177
                                                                                                   =============
NOTE 5.  NOTE RECEIVABLE, RELATED PARTY

            Note receivable,  interest at 15%; due March 3, 1999, as extended;  secured by
            a  chattel  mortgage  on  certain   equipment  owned  by  debtor  company  and
            guaranteed  by a  stockholder  of  the  debtor  company  who is  also a  major
            stockholder of the Company                                                                  $500,000
                                                                                                   =============
NOTE 6.  INVENTORIES

            Finished goods                                                                             $  52,439
            Work-in-process                                                                              115,555
            Raw materials                                                                                129,446
                                                                                                   -------------
                                                                                                        $297,440
                                                                                                   =============
NOTE 7.  PROPERTY, PLANT AND EQUIPMENT
                                                                             Estimated Useful
                                                                               Lives (Years)
                                                                               -------------

            Land                                                                       -            $     23,808
            Building and improvements                                                 30                 351,997
            Machinery and equipment                                                   5-7              2,383,837
            Vehicles                                                                   5                  31,415
            Tools                                                                      5                  15,323
                                                                                                  --------------
                                                                                                       2,806,380
            Less accumulated depreciation                                                              1,492,750
                                                                                                  --------------
                                                                                                      $1,313,630
                                                                                                  ==============

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 7.  PROPERTY, PLANT AND EQUIPMENT (Continued)

         Depreciation expense for the years ended December 31, 1998 and 1997 was $254,902 and $228,088, respectively.


NOTE 8.  OBLIGATIONS UNDER CAPITAL LEASES

         In December 1998, the Company satisfied in full the obligations under various capital leases, which had original terms extending to various years through 2005, and which provided for implicit interest rates ranging from approximately 10.5% to 14.5%. The aggregate sum paid was approximately $1,284,000, of which approximately $239,000 represented prepayment penalties. Management is considering instituting discussions with the leasing companies involved with a view towards mitigating the amount of these lease termination costs. Such amounts, if any, that management is able to negotiate as a refund of these costs will be recognized at such time as the amounts are received.


NOTE 9.  LINE OF CREDIT

         The Company has available a bank line of credit for $300,000, with interest at 7.75%. The line is collateralized by a $300,000 certificate of deposit.


NOTE 10. PROFIT SHARING PLAN

         The Company has a 401(k) Profit Sharing Plan covering all non-leased employees who meet minimum length of service and age requirements. Employer contributions are made at the discretion of management, and were $75,000 for each of the years ended December 31, 1998 and 1997. Employees are vested for purposes of the contribution as follows:

            Years of Service                                     Percentage
            ----------------                                     ----------

                Less than 1                                            0%
                    1-2                                               20
                    2-3                                               40
                    3-4                                               60
                    4-5                                               80
                 5 or more                                           100

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 11. INCOME TAXES

         The provision for income taxes was computed on a consolidated return basis for the year ended December 31, 1998. For the year ended December 31, 1997, the Company was not eligible to file a consolidated return with Omega. Therefore, the income tax provision for 1997 has been computed on a separate return basis.

         As of December 31, 1998, the Company had consolidated net operating loss carryforwards for federal income tax reporting purposes amounting to approximately $1,059,000, which expire in varying amounts to the year 2013.

         The Company has not recognized any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely than not. A 100% valuation allowance has been recognized to offset the entire effect of the Company's net deferred tax asset. The Company's net deferred tax asset position is composed primarily of the Company's tax loss carryforwards.

         The components of the deferred tax asset were as follows:

                                                                                    December 31,     December 31,
                                                                                        1998             1997
                                                                                        ----             ----
               Deferred tax asset                                                    $ 392,000        $ 166,000
               Less valuation allowance                                               (392,000)        (166,000)
                                                                                    ----------       ----------
               Net deferred tax asset                                                $       -        $       -
                                                                                    ==========       ==========

         The components of deferred income tax liabilities at December 31, 1998 are as follows:

             Deferred income tax liability, long-term:
               Depreciation                                                                             $69,000
                                                                                                     ==========

         In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. The Company's utilization of its tax benefit carryforwards may be restricted in the event of possible future changes in the ownership of the Company from the exercise of warrants or other future issuance of common stock.

         The Company's federal and state income tax returns have not been examined by responsible taxing authorities for the past several years. The final determination of the amount and timing of currently payable income taxes is therefore subject to possible examination of these unexamined years by such responsible taxing authorities.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 12. PREFERRED STOCK

         In November, 1998, the Company completed a $5,000,000 private placement of 50,000 shares of its Series A 10% Senior Convertible Preferred Stock, par value of $.001 per share, at $100.00 per share. The costs associated with the completion of the private placement, $737,820, have been recorded as a reduction of additional paid-in capital. Additionally, the placement agent received warrants to purchase 100,000 shares of common stock at $25.00 per share, which expire October 14, 2003. The Series A Preferred are valued at $100.00 per share ("liquidation value"), and, if converted, the Series A Preferred shall be converted into common shares (See Note 1) at the price per share equal to the then applicable Conversion Price. This conversion feature results in a discount between the market value of the common shares that would be issued if the conversion option were exercised, and the liquidation value of the preferred shares surrendered upon that conversion. The resulting dividend is being amortized over the period up to the date that exercise of the conversion feature is first possible. As a result, $781,250 of the total $1,250,000 dividend has been recognized in the accompanying 1998 financial statements; the balance will be recognized in the 1999 financial statements.

         As of December 31, 1998, dividends in arrears on the Series A Preferred Stock amounted to $104,167.


NOTE 13. COMMON STOCK

         Private Placement of Securities

             During the period from February to April 1997, the Company raised additional capital through a private placement offering of its securities. The private placement offering consisted of a maximum of 100,000 units, each unit consisting of four shares of common stock being offered by the Company on a "best efforts" basis at a price of $6.00 per unit through a Placement Agent. Upon sale of the units, the Company received gross proceeds of $600,000, before payment of commissions and other offering costs. The Placement Agent received a stipulated commission of 10% of funds received from the offering and certain expense allowance and administrative fee of 3% and 2% of the funds received from the offering, respectively, and was issued warrants to purchase 120,000 shares of common stock at $3 per share.

             The sale of these units resulted in the issuance of 400,000 shares of common stock for net proceeds totaling $487,977.

             Additionally, in September and October 1997, the Company issued 120,000 shares of common stock resulting from the exercise of the Placement Agent warrants at $3.00 per share.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 13. COMMON STOCK (Continued)

         Issuance of Common Stock to Director for Services

             In February 1997, the Board of Directors authorized the issuance of 50,000 shares of common stock to a newly elected director, with payment of par value thereof. These shares have been recorded in the accompanying consolidated financial statements at their estimated fair value of $1.50 per share, as measured by the offering price of the Company's common stock in the 1997 private placement of securities which took place at or about that time (see above). Inasmuch as these shares were issued to the director, the estimated fair value of these shares ($75,000) has been charged to expense in 1997 and included in management and consulting fees, officers/directors/stockholder.

         Resignation of Officers and Retirement of Common Stock and Warrants

             In August 1997, the consulting agreement between an officer and the Company was modified. The modified agreement stipulated that the officer return 200,000 shares of common stock which was originally sold to the officer for $.001 per share. The Company also cancelled 70,000 warrants at $8.00 per share which were held by the officer. In December 1997, the Company dismissed the services of the officer (see Note 15).

             On December 9, 1997, the Company executed a management termination agreement with another officer. Under the terms of the agreement, the officer returned 200,000 shares of common stock. The common stock was originally sold to the officer for $.001 per share. The officer has agreed to abide by certain terms regarding non-disclosure of information and trade secrets which are effective for two years subsequent to the date of the agreement.

         Warrants

             On February 11, 1997, the Board of Directors authorized the issuance of 700,000 warrants to purchase one share of common stock per warrant at an exercise price of $8.00 per share expiring on February 11, 2000. In August 1997, warrants to purchase 70,000 shares were cancelled in connection with the resignation of an officer/stockholder (see above), resulting in remaining warrants to purchase a total of 630,000 shares of common stock outstanding at December 31, 1997.

             On June 30, 1998, warrants to purchase 20,000 shares were exercised, at $8.00 per share. On August 16, 1998 additional warrants to purchase 40,000 shares were exercised at $8.00 per share. The Company has remaining outstanding 570,000 warrants to purchase common stock at an exercise price of $8.00 per share as of December 31, 1998, 280,000 of which warrants are outstanding to officer/directors.

         Subsequent Issuance of Common Stock for Services

             Subsequent to December 31, 1998, the Company issued 9,000 shares of Company common stock to certain employees as an incentive for services to be rendered in 1999. This will result in a charge to compensation expense of approximately $180,000 in the first quarter of 1999.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 14. RELATED PARTY TRANSACTIONS

         Management Agreements

             The Company entered into management agreements with four stockholders dated October 21, 1996, on a month-to-month basis not to exceed eighteen months. The agreements provide for compensation of $60,000 per year per stockholder. On December 9, 1997, one of the agreements was terminated through a management termination agreement (see Note 13). In 1998 the remaining management agreements were terminated, and the three stockholders became employees of the Company.

         Consulting Agreement

             The Company entered into a consulting agreement with one of its stockholders dated October 21, 1996, on a month-to-month basis. The agreement provides for compensation of $60,000 per year. This agreement was modified on August 28, 1997, reducing the compensation base to $30,000. In addition, the modified agreement stipulated the return of 200,000 shares of common stock and cancellation of 70,000 stock purchase warrants (see Notes 13 and 15).


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         Pending Litigation

             The Company is involved in litigation with a former officer/stockholder of the Company in connection with a modified consulting agreement with the Company (see Notes 13 and 14) whereby he surrendered 200,000 shares of common stock and cancelled 70,000 stock warrants previously held. The former officer/stockholder seeks rescission of the consulting agreement he signed with the Company in August 1997, declaratory judgment regarding the consulting agreement, damages for breaching the consulting agreement and damages for fraud. The plaintiff is seeking damages of $150,000 plus costs.

             The Company denies that it has any liability to the individual and has filed a motion to dismiss the case. Management plans to vigorously defend the case. Because the case is in its initial stages, management believes, based upon advice of counsel, that the amount of liability, if any, is not presently susceptible to reasonable estimation.

         Major Customer and Subsequent Loss Thereof

             The Company's subsidiary (Omega) has a customer which purchased product that represented approximately 39% and 32% of sales of formed metal products for the years ended December 31, 1998 and 1997, respectively. In January 1999, this customer announced that it will cease operations as of February 1999 and, therefore, will not purchase any products subsequent to that date.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Employment Contracts

             The Company entered into employment agreements with two members of management of Omega. These agreements are for a term of two years commencing in November 1998. The agreements provide, among other things, for total annual compensation of $250,000 plus profit participation equal to 10% of the net profits of Omega, as defined, in excess of $1,200,000 annually.

         Contracts With Distributors

             In 1997, the Company entered into Stocking Distributor Agreements with seven distributors. The agreements set forth terms whereby the distributors may purchase products from the Company for resale to their customers within the U.S. and Canada and Mexico when the Company releases its products for sale in those countries. The prices for the products covered by the agreements are based upon the intention of the distributors to purchase a minimum number of units as specified in the agreements. For 1997 and 1998, revenue from these sales was not significant. Revenue from future sales will be recorded at such time as the units are shipped to the distributors. The agreements are for a term of one year and are automatically renewed each year thereafter unless either party gives written notice of its intent to cancel the arrangement, and contain, among other things, a warranty effective for one year after the date of sale.

             In February 1998, the Company executed a value added reseller agreement with another company, in order to actively market and sell the product. The reseller will have exclusive rights in the state of Texas to market the product through its direct sales. The agreement stipulates that the reseller will purchase a minimum of 4,000 units in the next three years. Revenue from these future sales will be recorded at such time as the units are shipped to the customer.

         Consulting Agreement

             In December 1998, the Company entered into a consulting agreement to acquire technical expertise in developing and marketing products. The agreement is for a term of one year, commencing January 1999, and is automatically renewed unless terminated by either party. Annual fees are to be $80,000 in cash payable semi-monthly, plus $40,000 in Company common stock, measured at market. The common stock is to be distributed on or before December 31 of each year the contract is in force.

         Land Purchase

             The Company has entered into an agreement to purchase six acres of land adjacent to the Omega manufacturing plant. The transaction, which is to close during the first quarter of 1999, at a cost of approximately $80,000, will allow the Company to build a manufacturing facility of approximately 30,000 square feet to supplement the assembly facilities.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Lease Commitments

             The Company leases its administrative facilities under an operating lease, which expires in 1999. Future minimum rentals due under the lease are approximately $40,000 for the year ending December 31, 1999.

             Rent charged to operations amounted to approximately $45,000 in 1998 and $35,000 in 1997.

         Major Vendors

             The Company purchases sheet metal from a vendor that represented approximately 77% of purchases for each of the years ended December 31, 1998 and 1997, respectively


NOTE 16. NET LOSS PER COMMON SHARE

         In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" which requires the presentation of both basic and diluted earnings (loss) per share.

         Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the periods. The shares of common stock issued in connection with the stock split effected in February 1997, have been considered outstanding for all periods. In addition, the shares of common stock issued to a director in February 1997, prior to an initial registration of the Company's common stock and at a price below the offering price at that time (see Note 7) have been treated as outstanding during the entire period, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. The number of common shares issued in connection with the acquisition of Omega (226,470) have been considered outstanding shares for all periods. The number of shares used in the computation were 3,218,970 and 3,309,470 for the years ended December 31, 1998 and 1997, respectively. Diluted net loss per common share, assuming exercising of the warrants granted and convertible preferred stock, is not presented as the effect of conversion is anti-dilutive.

                                                                                            1998           1997
                                                                                            ----           ----
             Net Loss                                                                   $   (492,814)    $(256,774)

             Cumulative Preferred Stock Dividend                                            (104,167)            -

             Beneficial Conversion Preferred Stock Dividend                                 (781,250)            -
                                                                                        ------------    ----------

             Net Loss Allocated to Common Stockholders                                   $(1,378,231)    $(256,774)
                                                                                        ============    ==========

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash, accounts receivable, line of credit, and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.


NOTE 18. SEGMENT INFORMATION

         The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1998 which changes the way the Company reports information about its operating segments. The information for 1997 has been restated from the prior year's presentation in order to conform to the 1998 presentation.

         The Company has two reportable segments, zone cabling products and formed metal products. As discussed in Note 1, American Access, the parent company, markets zone cabling products which are manufactured by Omega. Omega manufactures formed metal products of varying designs for customers, including American Access.

                                                            1998                                  1997
                                            -------------------------------------  ----------------------------------
                                               Zone       Formed                      Zone      Formed
                                              Cabling      Metal                    Cabling      Metal
                                             Products    Products      Total        Products   Products      Total
                                             --------    --------      -----        --------   --------      -----
          Revenue from external customers   $  592,086   $4,344,118  $4,936,204      $231,622  $4,124,889  $4,356,511
          (a)
          Intersegment revenue                      -       234,496     234,496             -      70,000      70,000
          Interest revenue                     89,731             -      89,731         3,992           -       3,992
          Interest expense                      2,110       376,864     378,974         2,424     101,350     103,774
          Depreciation and amortization        14,701       241,458     256,159         6,742     221,463     228,205
          Income tax expense (credit)               -       (36,000)    (36,000)            -      78,000      78,000
          Segment profit (loss)              (350,533)     (142,281)   (492,814)     (426,455)    169,681    (256,774)

          Segment assets                   $3,858,092    $2,618,319  $6,476,411      $540,582  $2,750,674  $3,291,256

         (a) See Note 15 regarding major customer and subsequent loss thereof.


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No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

--------------------------------------------------------------------------------

This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.


TABLE OF CONTENTS
Prospectus Summary .............................................................
Risk Factors ...................................................................
Use of Proceeds ................................................................
Market for Securities...........................................................
Recent Financing................................................................
Dividend Policy.................................................................
Management's Discussion and
Analysis of Results of Operation
and Financial Condition.........................................................
Business .......................................................................
Management .....................................................................
Indemnification ................................................................
Certain Relationships and Related Transactions .................................
Security Ownership of Certain Beneficial
Owners and Management .........................................................
Description of Securities ......................................................
Plan of Distribution/Selling Security Holders ..................................
Legal Matters ..................................................................
Experts ........................................................................
Additional Information .........................................................
Index to Financial Statements ..................................................

UNTIL ____________, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION DESCRIBED HEREIN, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THE OFFERING HEREIN. AMERICAN ACCESS
TECHNOLOGIES, INC.


--------------------------------------------------------------------------------

PROSPECTUS

--------------------------------------------------------------------------------

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Reference is hereby made to the provisions of Section 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IV of Registrant's Amended and Restated Articles of Incorporation which is filed as Exhibit 3(a).Item 25.

 Other expenses of issuance and distribution

            The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby:

           ------------------------------------------------------------------------
           Registration Fee                                      $ 7,911
           ------------------------------------------------------------------------
           Estimated Printing Expenses                           $ 1,500
           ------------------------------------------------------------------------
           Estimated Legal Fees and Expenses                     $10,000
           ------------------------------------------------------------------------
           Estimated Accounting Fees and Expenses                $  8,000
           ------------------------------------------------------------------------
           Estimated Blue Sky Fees and Expenses                  $  3,000
           ------------------------------------------------------------------------
           Estimated Transfer Agent Fees and Expenses            $  1,000
           ------------------------------------------------------------------------
           Estimated Misc.                                       $     600
           ------------------------------------------------------------------------
           Total                                                 $32,011
           ------------------------------------------------------------------------

Item 26. Recent sales of unregistered securities.

            The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933.

On November 25, 1996,in connection with the Registrant's organizational activities, 2,000,000 shares of common stock were issued to founders and officers, Victor Murray, Richard Murray, Steven J. Robinson, Bobby E. Story and Steve Jones for par value of $.001 per share. Messrs. Robinson and Jones subsequently returned a total of 400,000 shares to the Company for cancellation. The Company also issued each of the foregoing persons a stock purchase warrant for 70,000 shares. Mr. Jones' warrant was subsequently cancelled. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933, as amended, Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

            The Company issued 50,000 shares of common stock to John W. Cooney, a director, for $.001 per share on February 11, 1997. Exemption form registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

            On December 2, 1996 the company sold 400,000 shares and on February 1997 the company sold 400,000 shares of common stock to Bridge Bank, Ltd. at par value of $.001 per share. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

            The company issued a stock purchase warrant to Capital International Securities Group, Inc. for 350,000 shares exercisable for $8.00 per share on February 11, 1997. Exemption is claimed under Section 4(2) of the Securities Acts of 1933, as amended. Holder, a member of NASD, is sophisticated.

From February 12 to April 11, 1997 the company undertook a private offering pursuant to Regulation D, Rule 504 and sold 400,000 shares of common stock for $600,000. The Company issued 120,000 stock purchase warrants in connection with the private offering, exercisable at $3.00 and such shares were issued on exercise of the warrants. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

                Since October 1, 1998 and to November 13, 1998, the company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 50,000 shares have been sold for $5,000,000. Merrill Weber & Co., Inc. and Capital International Securities Group, Inc., members NASD, were placement agents and received commissions of $575,000, expenses and administrative fees of $80,981, and accounting fees of $10,000, and warrants to purchase 100,000 shares of common stock for $25.00 per share which expire October 14, 2003. The shares were issued to accredited investors, pursuant to the exemption from registration under Rule 506 of Regulation D.

                   On November 11, 1998 the company completed purchase of all the issued common stock of Omega Metals, Inc. from two persons. The company utilizes Omega Metals, Inc. as its source of most of its manufactured products. The transaction included an exchange of 226,470 restricted common stock shares being issued, pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933.

            All of such securities were not solicited by advertising or any general solicitation and, except such securities issued pursuant to Rule 504, contain a restrictive legend.

Item 25. Exhibits.

Exhibit No.       Description
----------        -----------

3(a) Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3(a) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No.
333-43589).

3(b) Bylaws of the Registrant (Incorporated by reference to Exhibit 3(b) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

39(c) Form of $8.00 Stock Purchase Warrant expiring February 11, 2000 (Incorporated by reference to Exhibit 3(C) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(d) Form of $3.00 Stock Purchase Warrant expiring February 11, 2000 (Incorporated by reference to Exhibit 3(d) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No.
333-43589).

3(e) Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to Registrant's Quarterly Report on Form 10Q-SB for quarter ended September 30, 1998).

3(f) Form of Stock Purchase Warrant expiring October 14, 2003.*

5.1 Opinion of counsel

8.2 Composite Exhibit of Stocking Distributor Agreements with Anixter, Inc., State Electric Supply Company, and Data Com, Inc. (Incorporated by reference to
Exhibit 8.2 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.3 Value Added Reseller Agreement with DataStar Computer Systems, Inc. (Incorporated by reference to Exhibit 8.3 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No.
333-43589).

8.4 Engagement letter dated November 27, 1996 between Registrant and Capital International Securities Group, Inc. (Incorporated by reference to Exhibit 8.4 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.5 Composite Exhibit of Management Agreements with Vic Murray and Sons, Steve
R. Jones, Steven K. Robinson and Nacex, Inc. (Incorporated by reference to
Exhibit 8.5 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.6 Consulting Agreement dated August 28, 1997 between Registrant and Steve R. Jones. (Incorporated by reference to Exhibit 8.6 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.7 Management Termination Agreement dated December 9, 1997 between Steven K. Robinson and Registrant. (Incorporated by reference to Exhibit 8.7 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 File No. 333-43589).

8.8 Purchase Agreement dated October 21, 1996 between Registrant and Victor E. Murray. (Incorporated by reference to Exhibit 8.8 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.9 Promissory Note dated December 2, 1996. (Incorporated by reference to
Exhibit 8.9 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.10 Agreement and Plan of Reorganization dated November 11, 1998 relating to the acquisition of Omega Metals, Inc. (Incorporated by reference to Exhibit 2.1 to Registrant's Form 10Q-SB for the Quarter ended September
30, 1998.

8.11 Registration Rights Agreement relating to Registrant's Series A 10% Senior Convertible Preferred Stock.*

8.12 Employment Agreements between Omega Metals, Inc. and John Presley and Erik Wiisanen.*


8.13 Letter of Intent to Purchase additional land from Troy Fornshell and Anna Fornshell.*

11.1 Statement Re: Computation of Net Loss per Common Share.

23 Consent of counsel is contained in Exhibit 5.1

23.1 Consent of Independent Certified Public Accountants.

27.0 Financial Data Schedule.(Incorporated by reference to Exhibit 27.0 Form SB-2,December 11, 1998, File No. 333-68791).


*Filed with Amendment No. 1

Item 26. Undertakings.

1.) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
o To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
o To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
o To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.) That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Altamonte Springs and State of Florida on March 9, 1999.

AMERICAN ACCESS TECHNOLOGIES, INC.
By /s/ Victor E. Murray
---------------------------------------
President/ principal executive officer

            In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates stated.

------------------------------------------------------------------------------------------------
Signature                               Title                                  Date
------------------------------------------------------------------------------------------------
By /s/ Victor E. Murray                 President and Director, Principal      March 9, 1999
Victor E. Murray                        Executive Officer
------------------------------------------------------------------------------------------------
By /s/ Richard A. Murray                Vice President and Director            March 9, 1999
Richard A. Murray
------------------------------------------------------------------------------------------------
By /s/ Bobby E. Story                   Treasurer, Principal Accounting        March 9, 1999
Bobby E. Story                          Officer, Director
------------------------------------------------------------------------------------------------
By /s/ Victor D. Phillips               Director                               March 9, 1999
Victor D. Phillips
------------------------------------------------------------------------------------------------

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